                                  EXHIBIT 4(i)
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                                                               [GRAPHIC OMITTED]
NORTH AMERICAN
SECURITY LIFE INSURANCE COMPANY
A stock life insurance company the ultimate parent of which is The Manufacturers Life Insurance Company
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  EXECUTIVE OFFICE:           ANNUITY SERVICE OFFICE:           HOME OFFICE
116 Huntington Avenue            P.O. Box 9230 GMF            Dover, Delaware
   Boston, MA 02116            Boston, MA 02205-9230
                                   1-800-344-1029

                  THIS IS A LEGAL CONTRACT - READ IT CAREFULLY.

   WE AGREE to pay the benefits of this Contract in accordance with its terms.

            THIS CONTRACT is issued in consideration of the Payment.



                             TEN DAY RIGHT TO REVIEW

THE CONTRACT OWNER MAY CANCEL THE CONTRACT BY RETURNING IT TO OUR ANNUITY SERVICE OFFICE OR AGENT AT ANY TIME WITHIN 10 DAYS AFTER RECEIPT OF THE CONTRACT. WITHIN 7 DAYS OF RECEIPT OF THE CONTRACT BY US, WE WILL REFUND THE PAYMENT MADE TO THE CONTRACT OWNER.

WHEN THE CONTRACT IS ISSUED AS AN INDIVIDUAL RETIREMENT ANNUITY, DURING THE FIRST 7 DAYS OF THIS 10 DAY PERIOD, WE WILL RETURN THE GREATER OF (I) THE CONTRACT VALUE OR (II) THE PAYMENT.

         SIGNED FOR THE COMPANY at its Executive Office, Boston, Massachusetts, on the Contract Date.

                   RICHARD HIRTLE                WILLIAM J. ATHERTON
                   VICE PRESIDENT                     PRESIDENT

                      SINGLE PAYMENT DEFERRED FIXED ANNUITY
                                NON-PARTICIPATING

  AMOUNTS PAYABLE UNDER THIS CONTRACT ARE SUBJECT TO A MARKET VALUE ADJUSTMENT
              PRIOR TO A DATE OR DATES SPECIFIED IN THIS CONTRACT.

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INTRODUCTION

This is a single payment deferred fixed annuity. This Contract provides that prior to the Maturity Date, the Contract Value for an Owner will accumulate based on interest rates guaranteed by the Company for the period selected. Amounts withdrawn prior to the end of the selected period are subject to a market value adjustment and possible withdrawal charges which could reduce the withdrawal amount below original payment.

You must allocate the Payment to one Initial Guarantee Period.

On the Maturity Date, if the Annuitant and Owner are still living, the Contract will provide for annuity payments to the Annuitant based upon the Annuity Option selected. Fixed annuity dollar amounts are guaranteed by the Company.

TABLE OF CONTENTS
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
Contract Specifications Page                                    Page

PART  1 - DEFINITIONS                                             1

PART  2 - GENERAL PROVISIONS                                      2

PART  3 - OWNERSHIP                                               3

PART  4 - BENEFITS                                                4

PART  5 - PAYMENTS                                                5

PART  6 - INVESTMENT PROVISIONS                                   5

PART  7 - ANNUITY PROVISIONS                                      6

PART  8 - TRANSFERS                                               7

PART  9 - WITHDRAWAL PROVISIONS                                   7

PART 10 - FEES AND DEDUCTIONS                                     9

PART 11 - LOAN PROVISION                                         10

PART 12 - PAYMENT OF CONTRACT BENEFITS                           10

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                          CONTRACT SPECIFICATIONS PAGE

TYPE OF CONTRACT:             [QUALIFIED]   PLAN TYPE:                    [403B]

CONTRACT DATE:               [01/07/1994]   MATURITY DATE:          [01/07/2044]

PAYMENT:                    [$ 10,000.00]   CONTRACT NUMBER:         [000000001]

GOVERNING LAW:         [APPLICABLE STATE]   ADMINISTRATION FEE:             [$0]

INITIAL GUARANTEED                [5.05%]   INITIAL GUARANTEE          [5 YEARS]
INTEREST RATE:                              PERIOD:

                                            INITIAL GUARANTEE       [01/07/1999]
                                            PERIOD EXPIRES:

THIS PLAN IS INTENDED TO QUALIFY UNDER THE INTERNAL REVENUE CODE FOR TAX-FAVORED STATUS. LANGUAGE CONTAINED IN THIS CONTRACT REFERRING TO FEDERAL TAX STATUS OR RULES IS INFORMATIONAL AND INSTRUCTIONAL AND THIS LANGUAGE IS NOT SUBJECT TO APPROVAL OR DISAPPROVAL BY THE STATE IN WHICH THE CONTRACT IS ISSUED FOR DELIVERY. PLEASE SEEK THE ADVICE OF YOUR OWN TAX ADVISOR REGARDING YOUR INDIVIDUAL TAX TREATMENT.

OWNER:                           JOHN DOE   CO-OWNER:

ANNUITANT:                       JOHN DOE   ANNUITANT AGE:                    35

CO-ANNUITANT:                               BENEFICIARY:                JANE DOE

                          CONTRACT SPECIFICATIONS PAGE

TYPE OF CONTRACT:         [NON-QUALIFIED]   PLAN TYPE:

CONTRACT DATE:               [01/07/1994]   MATURITY DATE:          [01/07/2044]

PAYMENT:                    [$ 10,000.00]   CONTRACT NUMBER:         [000000001]

GOVERNING LAW:         [APPLICABLE STATE]   ADMINISTRATION FEE:             [$0]

INITIAL GUARANTEED                [5.05%]   INITIAL GUARANTEE          [5 YEARS]
INTEREST RATE:                              PERIOD:

                                            INITIAL GUARANTEE       [01/07/1999]
                                            PERIOD EXPIRES:

OWNER:                           JOHN DOE   CO-OWNER:

ANNUITANT:                       JOHN DOE   ANNUITANT AGE:                    35

CO-ANNUITANT:                               BENEFICIARY:                JANE DOE

PART 1                        DEFINITIONS
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WE AND YOU                    "We", "us" and "our" means North American Security
                              Life Insurance Company. "You" or "your" means the Owner of this Contract.

ANNUITANT                     Any individual person or persons whose life is
                              used to determine the duration of annuity payments involving life contingencies. The Annuitant is as designated on the Contract Specifications Page and application, unless changed.

ANNUITY OPTION                The method selected by you for annuity payments
                              made by us.

ANNUITY SERVICE OFFICE        Any office designated by us for the receipt of
                              Payments and processing of Contract Owner requests.

BENEFICIARY                   The person, persons or entity to whom certain
                              benefits are payable following the death of an Owner, or in certain circumstances, an Annuitant.

CONTINGENT BENEFICIARY        The person, persons or entity who becomes the
                              Beneficiary if the Beneficiary is not alive.

CONTRACT ANNIVERSARY          The anniversary of the Contract Date.

CONTRACT DATE                 The date of issue of this Contract as specified on
                              the Contract Specifications Page.

CONTRACT VALUE                The value of the Contract which is the sum of the
                              Net Payment and accrued interest, less the sum of any Gross Withdrawal Values and any annual
                              Administration Fees deducted, adjusted for any Transfer Market Value Adjustments.

CONTRACT YEAR                 The period of twelve consecutive months beginning
                              on the Contract Date or any anniversary
                              thereafter.

DEBT Any amounts in the Loan Account attributable to the Contract plus any accrued loan interest. The loan provision is applicable to certain Qualified Contracts only.

FIXED ACCOUNT                 The NASL Fixed Account, which is a Separate
                              Account of the North American Security Life
                              Insurance Company.

GENERAL ACCOUNT               All the assets of North American Security Life
                              Insurance Company other than assets in separate accounts.

GROSS WITHDRAWAL VALUE        The portion of the Contract Value specified by you
                              for a full or partial withdrawal. Such amount is determined prior to the application of any withdrawal charge, annual Administration Fee and Market Value Adjustment.

INITIAL GUARANTEE PERIOD      The period of time during which the Initial
                              Guaranteed Interest Rate is in effect.

INITIAL GUARANTEED INTEREST   The compound annual rate used to determine the
RATE                          interest earned on the Net Payment during the
                              Initial Guarantee Period.

ISSUE DATE                    The date on which the Contract becomes effective.

INTERNAL REVENUE CODE         The Internal Revenue Code of 1986, as amended from
(IRC)                         time to time, and any successor statute of similar
                              purposes.

LOAN ACCOUNT                  The portion of the General Account that is used
                              for collateral when a loan is taken.

MARKET VALUE ADJUSTMENT       An adjustment to amounts that are withdrawn or
                              transferred prior to the end of the Initial
                              Guarantee Period or Renewal Guarantee Period. It may increase or decrease the amount available for transfer or withdrawal.


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MATURITY DATE                 The date on which annuity benefits commence. It is
                              the date specified on the Contract Specifications Page, unless changed.

NET PAYMENT                   The Payment less the amount of premium tax, if
                              any, deducted from the Payment.

NON-QUALIFIED CONTRACTS       Contracts which are not issued under Qualified
                              Plans.

OWNER OR CONTRACT OWNER       The person, persons or entity entitled to the
                              ownership rights under this Contract. The Owner is as designated on the Contract Specifications Page and application, unless changed.

PAYMENT An amount paid to us by you as consideration for the benefits provided by this Contract.

QUALIFIED CONTRACTS           Contracts issued under Qualified Plans.

QUALIFIED PLANS               Retirement plans which receive favorable tax
                              treatment under section 401, 403, 408 or 457, of the Internal Revenue Code of 1986, as amended.

RENEWAL AMOUNT                The Contract Value as of the end of the Initial
                              Guarantee Period or at the end of a Renewal
                              Guarantee Period.

RENEWAL GUARANTEE PERIOD      The period of time during which a Renewal
                              Guaranteed Interest Rate is in effect.

RENEWAL GUARANTEED            The compound annual rate used to determine the
INTEREST RATE                 interest earned on a Renewal Amount during a
                              Renewal Guarantee Period. In no event shall this rate be less than 3%.

SEPARATE ACCOUNT              A segregated account of North American Security
                              Life Insurance Company that is not commingled with our general assets and obligations.


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PART 2                        GENERAL PROVISIONS
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ENTIRE CONTRACT               The entire contract consists of this Contract, any
                              Contract endorsements, and a copy of the application if one is attached to this Contract when issued. Only our President, Vice-President or Secretary may agree to change or waive any provisions of this Contract. The change or waiver must be in writing.

                              We will not change or modify this Contract without your consent except as may be required to make it conform to any applicable law or regulation or any ruling issued by a government agency.

                              The benefits and values available under this Contract are not less than the mini- mum required by any statute of the state in which this Contract is issued. We have filed a detailed statement of the method used to calculate the benefits and values with the Department of Insurance in the state in which this Contract is issued, if required by law.

BENEFICIARY                   The Beneficiary is as designated in the Contract
                              Specifications Page and application, unless changed. However, if there is a surviving Owner, that person will be treated as the Beneficiary. If no such Beneficiary is living, the Beneficiary is the "Contingent Beneficiary". If no Beneficiary or
                              Contingent Beneficiary is living, the Beneficiary is the estate of the deceased Owner.

CHANGE OF MATURITY DATE       Prior to the Maturity Date, you may request in
                              writing a change of the Maturity Date. Any extension of the Maturity Date will be subject to our prior approval and any Governing Law regulations.

ASSIGNMENT                    You may assign this Contract at any time prior to
                              the Maturity Date. No assignment will be binding on us unless it is written in a form acceptable to us and received at the Annuity Service Office. We will not be liable for any payments made or actions we take before the assignment is accepted by us. An absolute assignment will revoke the interest of any revocable Beneficiary. We will not be responsible for the validity of any assignment.

CLAIMS OF CREDITORS           To the extent permitted by law, no benefits
                              payable under this Contract will be subject to the claims of your, the Beneficiary's or the Annuitant's creditors.

MISSTATEMENT AND PROOF        We may require proof of age, sex or survival of
OF AGE, SEX OR SURVIVAL       any person upon whose age, sex or survival any
                              payments depend. If the age or sex of the Annuitant has been misstated, the benefits will be those which the payment would have provided for the correct age and sex. If we have made incorrect annuity payments, the amount of any underpayment will be paid immediately. The amount of any overpayment will be deducted from future annuity payments.

NON-PARTICIPATING             Your Contract is non-participating and will not
                              share in our profits or surplus earnings. We will pay no dividends on your Contract.

REPORTS At least once each year we will send you a report containing information required by the applicable state law.

CURRENCY AND PLACE OF         All payments made to or by us shall be made in the
PAYMENTS                      lawful currency of the United States of America at
                              the Annuity Service Office or elsewhere if we consent.

NOTICES AND ELECTIONS         To be effective, all notices and elections you
                              make under this Contract must be in writing, signed by you and received by us at the Annuity
                              Service Office. Unless otherwise provided in this Contract, all notices, requests and elections will be effective when received by us, complete with all necessary information and your signature, at the Annuity Service Office.


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GOVERNING LAW                 This Contract will be governed by the laws of the
                              jurisdiction indicated on the Contract
                              Specifications Page.

SECTION 72(s) The provisions of this Contract shall be interpreted so as to comply with the requirements of Section 72(s) of the Internal Revenue Code.


PART 3                        OWNERSHIP
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GENERAL                       Before the Maturity Date, the Owner of this
                              Contract shall be the person, persons or entity designated on the Contract Specifications Page and application or the latest change filed with us. On the Maturity Date, the Annuitant becomes the Owner of the Contract. If amounts become payable to the Beneficiary under the Contract, the Beneficiary becomes the Owner of the Contract.

CHANGE OF OWNER,              Subject to the rights of an irrevocable
ANNUITANT, BENEFICIARY        Beneficiary, you may change the Owner, Annuitant,
                              or Beneficiary by written request in a form acceptable to us and which is received at the Annuity Service Office. The Annuitant may not be changed after the Maturity Date. You need not send us the Contract unless we request it. Any change must be approved by us. If approved, any change in Beneficiary will take effect on the date you signed the request. If approved, any change in Owner or Annuitant will take effect on the date we received the request at the Annuity Service
                              Office. We will not be liable for any payments or actions taken before the change is approved.

                              If any Annuitant is changed and any Owner is not an individual, the entire interest in the Contract must be distributed to the Owner within five years of the change.


PART 4                        BENEFITS
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ANNUITY BENEFITS

                              We will pay a monthly income to the Annuitant, if living, on the Maturity Date. Annuity benefits will commence on the Maturity Date and continue for the period of time provided for under the Annuity Option selected.

                              We may pay the higher of Contract Value less the Debt and any annual Administration Fee or the amount available upon total withdrawal on the Maturity Date in one lump sum if the monthly income is less than $20.

                              On or before the Maturity Date you must select how the Contract Value will be used to provide the monthly income. Unless you indicate otherwise, we will provide a fixed annuity with guaranteed fixed annuity payments continuing for 10 years or the lifetime of the Annuitant, if longer.

                              The portion of the Contract Value adjusted by the Transfer Market Value Adjustment used to effect a fixed annuity will be applied to the appropriate guaranteed fixed annuity payment table contained in this Contract. If the table in use by us on the Maturity Date is more favorable to you, we will use that table. We guarantee the dollar amount of fixed annuity payments.

DEATH BENEFIT BEFORE          A Death Benefit will be determined as of the date
MATURITY DATE                 on which written notice and proof of death and all
                              required claim forms are received at the Company's
                              Annuity Service Office.


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                              DEATH OF ANNUITANT: On the death of the last
                              surviving Annuitant, the Owner becomes the new Annuitant, if the Owner is an individual. If any Owner is not an individual the death of any Annuitant is treated as the death of an Owner and the Death Benefit will be determined by substituting the Annuitant for the Owner as described below.

                              DEATH OF OWNER: We will pay a Death Benefit equal to the Contract Value to the Beneficiary if any Owner dies prior to the Maturity Date. If there is any Debt, the Death Benefit equals the amount described above less the Debt under the Contract. The Death Benefit may be taken in one sum immediately, in which case the Contract will terminate. If the Death Benefit is not taken in one sum immediately, the Contract will continue subject to the following provisions:

                              (a) The Beneficiary becomes the Contract Owner.

                              (b) No additional Payments may be applied to the
                                  Contract.

                              (c) If the Beneficiary is not the deceased Owner's
                                  spouse, the entire interest in the Contract must be distributed under one of the following options:

                                  (i) The entire interest in the Contract must
                                      be distributed over the life of the
                                      Beneficiary, or over a period not
                                      extending beyond the life expectancy of
                                      the Beneficiary, with distributions
                                      beginning within one year of the Owner's death; or

                                  (ii) the entire interest in the Contract must
                                       be distributed within 5 years of the
                                       Owner's Death.

                                  If the Beneficiary dies before the
                                  distributions required by (i) or (ii) are complete, the entire remaining Contract Value must be distributed in a lump sum immediately.

                              (d) If the Beneficiary is the deceased Owner's
                                  spouse, the Contract will continue with the surviving spouse as the new Owner. The surviving spouse may name a new Beneficiary (and, if no Beneficiary is so named, the surviving spouse's estate will be the Beneficiary). Upon the death of the surviving spouse, the Death Benefit will equal the Contract Value at the time of the surviving spouse's death, and the entire interest in the Contract must be distributed to the new Beneficiary in accordance with the provisions of (c) (i) or (c) (ii) above.

                              If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary.

DEATH BENEFIT ON OR           If annuity payments have been selected based on an
AFTER MATURITY DATE           Annuity Option providing for payments for a
                              guaranteed period, and the Annuitant dies on or after the Maturity Date, we will make the remaining guaranteed payments to the Beneficiary.
                              Any remaining payments will be made as rapidly as under the method of distribution being used as of the date of the Annuitant's death. If no Beneficiary is living, we will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the Annuitant and the Beneficiary.

PROOF OF DEATH                Proof of death is required upon the death of the
                              Annuitant or the Owner. Proof of death is one of the following received at the Annuity Service
                              Office:

                              (a) A certified copy of a death certificate.

                              (b) A certified copy of a decree of a court of
                                  competent jurisdiction as to the finding of death.


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                              (c) Any other proof satisfactory to us.


PART 5                        PAYMENTS
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GENERAL

                              The Payment under this Contract is payable at the Annuity Service Office or such other place as we may designate.

                              The minimum Payment will be $5,000 and must be paid at the time of application. The maximum Payment without prior approval will be $500,000. Payments may not be made subsequent to issue.

                              Following the second Contract Anniversary and prior to the Maturity Date, if both:

                              (a) the Payment made, less any partial
                                  withdrawals, is less than $2,000; and

                              (b) the higher of the Contract Value or the amount
                                  available upon total withdrawal is less than $2,000;

                              We may cancel the Contract and pay you the higher of Contract Value less the Debt and any annual Administration Fee or the amount available upon total withdrawal.

ALLOCATION OF NET PAYMENT     When we receive the Payment, the Net Payment will
                              be allocated to the Initial Guarantee Period as shown on the Contract Specifications Page.


PART 6                        INVESTMENT PROVISIONS
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GUARANTEE PERIODS             You may allocate the Net Payment into any one of
                              the Initial Guaranteed Periods offered under this Contract.

                              The Initial Guarantee Period and Renewal Guarantee Period are measured from the date either a Net Payment or Renewal Amount is allocated to the guarantee period. Amounts cannot be allocated to a guarantee period that would extend beyond the Maturity Date.

                              During the Initial Guarantee Period, amounts will earn interest, compounded annually, at the Initial Guaranteed Interest Rate.

RENEWALS

                              We will automatically renew the Renewal Amount into the same guarantee period that it is renewing from, unless you specify otherwise in writing. If a particular Renewal Guarantee Period would extend beyond the Maturity Date, the Renewal Amount may not be renewed in that Renewal Guarantee Period. The Renewal Amount will be applied to the longest Renewal Guarantee Period that does not extend beyond the Maturity Date.

                              During the Renewal Guarantee Period, amounts will earn interest, compounded annually, at the Renewal Guaranteed Interest Rate.


                                        6
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MARKET VALUE ADJUSTMENT       Any amounts withdrawn, loaned or transferred from
                              the Contract at any other date other than the end of either the Initial Guarantee Period or a Renewal Guarantee Period will be adjusted by the Market Value Adjustment Factor described below.

                              The Market Value Adjustment Factor is determined by the following formula:

                                       ((1+i)/(1+j))exponent (n/12)

                              Where i, j and n are defined as follows:

                              i - The Initial Guaranteed Interest Rate or
                                  Renewal Guaranteed Interest Rate currently being earned on this Contract.

                              j - The guaranteed interest rate available, on the
                                  date the request is processed, for a guarantee period with the same length as the period remaining in the Initial Guarantee Period or Renewal Guarantee Period. If a guarantee period of this length is not available, the guarantee period with the next highest duration which is maintained by the Company will be chosen.

                              n - The number of complete months remaining to the
                                  end of the Initial Guarantee Period or Renewal Guarantee Period.

                              The amount of Market Value Adjustment, if any, upon transfer or loan is specified in Part 8, Transfer Provisions, and upon withdrawal as specified in Part 9, Withdrawal Provisions.


PART 7                        ANNUITY PROVISIONS
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FIXED ANNUITY PAYMENTS        The amount of each fixed annuity payment is
                              determined by applying the portion of the Contract Value adjusted by the Transfer Market Value Adjustment used to effect such payments measured as of a date not more than 10 business days prior to the Maturity Date (minus any applicable premium taxes) to the appropriate table contained in this Contract. If the table in use by us on the Maturity Date is more favorable to you, we will use that table.

                              We guarantee the dollar amount of fixed annuity payments.


PART 8                        TRANSFERS
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TRANSFERS
                              Before the Maturity Date you may transfer the entire Contract Value to a different guarantee period then being offered by the Company. There is no transaction charge for transfers, however, Contract Value transferred prior to the end of a guaranteed period will be subject to a Transfer Market Value Adjustment.

                              The maximum number of transfers you may make per Contract Year is one.

                              You must transfer the entire Contract Value each time you make a transfer. In addition, the entire amount must be transferred into one guarantee period.

TRANSFER MARKET VALUE         Amounts transferred, including transfers to the
ADJUSTMENT                    Loan Account pursuant to a loan request, will be
                              subject to a Market Value Adjustment. The amount requested to be transferred will be multiplied by the Market Value Adjustment Factor to determine the actual transferred amount.


                                        7
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PART 9                        WITHDRAWAL PROVISIONS
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PAYMENT OF WITHDRAWALS        You may withdraw part or all of the Contract
                              Value, less any Debt, at any time before the earlier of your death or the Maturity Date, by sending us a written request. We will pay all withdrawals within seven days of receipt at the Annuity Service Office subject to postponement in certain circumstances, as specified below.

SUSPENSION OF PAYMENTS        We may defer the payment resulting from a request
                              for total or partial withdrawal for not more than six months, or for the period permitted by applicable state law if shorter, from the day we receive written request and the Contract, if required. If such payments are deferred 30 days or more, the amount deferred will earn interest at a rate not less than 3% per year or at a rate determined by applicable state law.

TOTAL WITHDRAWAL              Upon receipt of your request to withdraw all of
                              your Contract Value, we will terminate the Contract and pay you the following amount:

                                  C + [ ( A - B - C) x D ] , where:

                              A = the Gross Withdrawal Value reduced by any
                                  applicable annual Administration Fee;

                              B = the Withdrawal Charge;

                              C = the Free Withdrawal Amount;

                              D = the Market Value Adjustment Factor. The above
                                  amount will be adjusted to reflect any amount in the Loan Account and any Debt in accordance with the Qualified Plan Endorsement, if attached.

PARTIAL WITHDRAWAL            Partial withdrawals will use the formula specified
                              in Part 9 Total Withdrawal above and the Gross
                              Withdrawal Value to determine the amount payable to you. Partial withdrawals will be subject to Market Value Adjustments and possible withdrawal charges. We will deduct the Gross Withdrawal Value from the Contract Value. The Gross Withdrawal
                              Value may not exceed the Contract Value.

WITHDRAWAL CHARGE

                              If a withdrawal is made from the Contract before the Maturity Date, a Withdrawal Charge (contingent deferred sales charge) may be assessed during the first 7 Contract Years. No Withdrawal Charge will be applied after the 7th Contract Year. The amount of the Withdrawal Charge and when it is assessed are discussed below:

                              1. The Free Withdrawal Amount is defined the
                                 excess of (a) over (b), where:

                              (a) equals 10% of Payment,

                              (b) equals 100% of all prior partial withdrawals,
                                  in that Contract Year.

                              The Free Withdrawal Amount may be withdrawn free of a Withdrawal Charge and is not subject to a Market Value Adjustment.


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                              2. If a withdrawal is made at the end of the
                                 Initial Guarantee Period, no withdrawal charge will be applied provided such withdrawal occurs on or after the end of the third Contract Year. If a withdrawal is made at the end of any other guarantee period, no withdrawal charge will be applied provided such withdrawal occurs on or after the end of the fifth Contract Year. A request for withdrawal at the end of a guarantee period must be received in writing during the 30 day period preceding the end of that guarantee period.

                              3. The Withdrawal Charge is determined by
                                 multiplying the Gross Withdrawal Value less any annual Administration Fee and Free Withdrawal Amount by the applicable Withdrawal Charge Percentage obtained from the table below.

                                 Number of Complete Contract   Withdrawal Charge
                                            Years                  Percentage
                                            -----                  ----------
                                              0                        7%
                                              1                        6
                                              2                        5
                                              3                        4
                                              4                        3
                                              5                        2
                                              6                        1
                                              7+                       0


WITHDRAWAL MARKET VALUE       Amounts withdrawn will be subject to a Market
ADJUSTMENT                    Value Adjustment.  The Market Value Adjustment
                              will be determined in accordance with the formula specified in Part 9 Total Withdrawal above.

                              There will be no Market Value Adjustment on withdrawals in the following situations: (a) death of the Owner, (b) amounts withdrawn within one month prior to the end of the guarantee period, and (c) the Free Withdrawal Amount.

FREQUENCY AND AMOUNT OF       You may make as many partial withdrawals as you
PARTIAL WITHDRAWAL            wish.  Any withdrawal from the Contract must be at
                              least $300 or the entire balance of the Contract
                              Value if less. If a partial withdrawal would reduce the Contract Value to less than $300, then we will treat the partial withdrawal request as a total withdrawal of the Contract Value.


PART 10                       FEES AND DEDUCTIONS
- --------------------------------------------------------------------------------

ADMINISTRATION FEE            To compensate us for assuming certain
                              administrative expenses, we reserve the right to charge an annual Administration Fee. This
                              Administration Fee will be the amount listed on the Contract Specifications Page. Prior to the
                              Maturity Date, the Administration Fee is deducted on the last day of each Contract Year. If the Contract is surrendered for its Contract Value on any date other than the last day of any Contract
                              Year, we will deduct the full amount of the Administration Fee from the amount paid.

TAXES We reserve the right to charge certain taxes against your Payment (either at the time of payment or liquidation), Contract Value, payment of Death Benefit or annuity payments, as appropriate. Such taxes may include any premium taxes or other taxes levied by any government entity which we, in our sole discretion, determine to have resulted from the establishment or maintenance of the Separate Account, or from the receipt by us of Payments, or from the issuance of this Contract, or from the commencement or continuance of annuity payments under this Contract.


PART 11                       LOAN PROVISION (CERTAIN QUALIFIED CONTRACTS ONLY)
- --------------------------------------------------------------------------------

GENERAL This loan provision applies only to certain Qualified Contracts. All provisions and terms of a loan are included in the Qualified Plan Endorsement, if attached.


PART 12                       PAYMENT OF CONTRACT BENEFITS
- --------------------------------------------------------------------------------

GENERAL Benefits payable under this Contract may be applied in accordance with one or more of the Annuity Options described below, subject to any restrictions of Internal Revenue Code section 72(s).

ALTERNATE ANNUITY             Instead of settlement in accordance with the
OPTIONS                       Annuity Options described below, you may choose an
                              alternate form of settlement acceptable to us.

DESCRIPTION OF ANNUITY        Option 1: Life Annuity
OPTIONS

                              (a) Life Non-Refund. We will make payments during
                                  the lifetime of the Annuitant. No payments are due after the death of the Annuitant.

                              (b) Life 10-Year Certain. We will make payments
                                  for 10 years and after that during the
                                  lifetime of the Annuitant. No payments are due after the death of the Annuitant or, if later, the end of the 10-year period certain.

                              Option 2: Joint and Survivor Life Annuity

                              The second Annuitant named shall be referred to as the Co-Annuitant.

                              (a) Joint and Survivor Non-Refund. We will make
                                  payments during the joint lifetime of the Annuitant and Co-Annuitant. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the last survivor of the Annuitant and Co-Annuitant.

                              (b) Joint and Survivor with 10-Year Certain. We
                                  will make payments for 10 years and after that during the joint lifetime of the Annuitant and Co- Annuitant. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the survivor of the Annuitant and Co-Annuitant or, if later, the end of the 10-year period certain.

ANNUITY PAYMENT RATES         The annuity payment rates on the attached tables
                              show, for each $1,000 applied, the dollar amount of the monthly fixed annuity payment. These rates are based on the 1983 Table A projected at Scale G with interest at the guaranteed rate of 3% per annum and assume births in year 1942. The amount of each annuity payment will depend upon the sex and adjusted age of the Annuitant, the Co-Annuitant, if any, or other payee. The adjusted age is determined from the actual age nearest birthday at the time the first monthly annuity payment is due, as follows:

     Calendar            Adjustment                     Calendar             Adjustment
  Year of Birth         to Actual Age                Year of Birth          to Actual Age

    1899-1905                +6                        1946-1951                 -1
    1906-1911                +5                        1952-1958                 -2
    1912-1918                +4                        1959-1965                 -3
    1919-1925                +3                        1966-1972                 -4
    1926-1932                +2                        1973-1979                 -5
    1933-1938                +1                        1980-1986                 -6
    1939-1945                 0                          1987+                   -7

                              The dollar amount of annuity payment for any age or combination of ages not shown, for any other form of Annuity Option agreed to by us, or for payments made on a less frequent basis (quarterly, semiannual or annual) will be quoted on request.

                            AMOUNT OF MONTHLY PAYMENT

                           PER $1000 OF CONTRACT VALUE

                             OPTION 1: LIFE ANNUITY

Option 1(A):  Non-Refund                      Option 1(B): 10-Year Certain
- -----------------------------------         ------------------------------------
Adjusted Age                                Adjusted Age
of Annuitant      Male       Female         of Annuitant       Male       Female
- -----------------------------------         ------------------------------------
     55           4.23        3.83               55            4.19        3.82
     60           4.64        4.15               60            4.57        4.12
     65           5.20        4.57               65            5.05        4.51
     70           5.94        5.13               70            5.65        5.02
     75           6.91        5.91               75            6.35        5.67
     80           8.21        6.98               80            7.13        6.45
     85           9.94        8.47               85            7.90        7.29



                    OPTION 2: JOINT AND SURVIVOR LIFE ANNUITY

Option 2(A): Non-Refund

                                                     Age of Co-Annuitant
     ----------------------------------------------------------------------------------
     Adjusted
     Age of Male       10 Years       5 Years        Same         5 Years      10 Years
     Annuitant         Younger        Younger        Age          Older        Older
     ----------------------------------------------------------------------------------
     55                3.24           3.38           3.53         3.69         3.83
     60                3.40           3.58           3.78         3.98         4.16
     65                3.61           3.85           4.10         4.36         4.61
     70                3.88           4.19           4.53         4.88         5.20
     75                4.23           4.64           5.10         5.57         6.00
     80                4.70           5.26           5.88         6.51         7.06
     85                5.34           6.09           6.94         7.76         8.43


Option 2(B): 10 Year Certain

                                                     Age of Co-Annuitant
     ----------------------------------------------------------------------------------
     Adjusted
     Age of Male       10 Years       5 Years        Same         5 Years      10 Years
     Annuitant         Younger        Younger        Age          Older        Older
     ----------------------------------------------------------------------------------
     55                3.24           3.38           3.53         3.69         3.83
     60                3.40           3.58           3.78         3.98         4.16
     65                3.61           3.85           4.10         4.36         4.59
     70                3.88           4.18           4.52         4.86         5.16
     75                4.23           4.63           5.07         5.50         5.86
     80                4.68           5.21           5.78         6.30         6.69
     85                5.27           5.95           6.62         7.18         7.56
     ----------------------------------------------------------------------------------

Monthly installments for ages not shown will be furnished on request.


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NORTH AMERICAN
SECURITY LIFE INSURANCE COMPANY
A stock life insurance company the ultimate parent of which is The Manufacturers Life Insurance Company
- --------------------------------------------------------------------------------